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                                                                    NEWS RELEASE


Contact: Paul S. Feeley                                For Release:  Immediately
         Senior Vice President, Treasurer &
           Chief Financial Officer
         (617) 628-4000

                     CENTRAL BANCORP, INC. REPORTS FINANCIAL
                          RESULTS FOR THE QUARTER ENDED
                                  JUNE 30, 2009

      SOMERVILLE, MASSACHUSETTS, August 4, 2009 - Central Bancorp, Inc. (NASDAQ Global MarketSM:CEBK) (the "Company") today reported that its net income for the three months ended June 30, 2009 was $145 thousand, or $0.10 per diluted share, as compared to net income of $401 thousand, or $0.29 per diluted share, for the corresponding period in 2008.

      The Company's decline in net income was primarily attributable to an increase in non-interest expenses of $314 thousand and a decrease in net interest and dividend income of $77 thousand, partially offset by an increase in non-interest income of $106 thousand and a $150 thousand reduction in the provision for loan losses. Additionally, for the quarter ended June 30, 2009, net income was reduced by $153 thousand allocated to preferred shareholders related to the Company's December 2008 sale of $10.0 million of preferred stock and warrant to purchase common stock to the U.S. Treasury Department as a participant in the federal government's TARP Capital Purchase Program.

      The increase in non-interest expenses was primarily due to an increase in FDIC deposit insurance premiums which totaled $341 thousand during the quarter ended June 30, 2009 compared to deposit insurance premiums of $10 thousand during the quarter ended June 30, 2008. Included in the June 2009 deposit insurance premiums was a special assessment which totaled $270 thousand.

      For the quarter ended June 30, 2009, net interest and dividend income totaled $3.8 million, compared to $3.9 million during the quarter ended June 30,

                                  (continued)

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CENTRAL BANCORP, INC.
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2008. This decrease was the net result of a decline in interest income of $677 thousand, partially offset by a $600 thousand decline in interest expense. The net interest rate spread and the net interest margin were 2.52% and 2.83%, respectively, for the quarter ended June 30, 2009 compared to 2.51% and 2.88%, respectively, for the quarter ended June 30, 2008, with the changes in these ratios resulting from rate and volume changes as follows. The cost of funds decreased by 47 basis points mainly due to a general decline in interest rates and aggressive liability management. During the quarter ended June 30, 2009, the yield on interest-earning assets declined by 46 basis points primarily due to a 154 basis point decrease in interest income on investments and a 270 basis point reduction in interest income on short-term investments. The reduced yield on investments during the quarter ended June 30, 2009 was primarily due to the combined effect of: (1) a $177 thousand decrease in dividends which resulted from the September 2008 elimination of dividends on preferred stock issued by the Federal National Mortgage Corporation and the Federal Home Loan Mortgage Corporation; and (2) a reduction of $83 thousand in FHLB stock dividends as the FHLB of Boston announced the elimination of its dividend in February 2009. The average balance of short-term investments increased from $7.7 million during the quarter ended June 30, 2008 to $32.0 million during the quarter ended June 30, 2009, primarily due to management's determination to use the proceeds received from the aforementioned sale of preferred stock to the U. S. Treasury, and proceeds from loan and securities repayments and maturities, to purchase short-term investments due to a lack of attractive re-investment alternatives during the recessionary economic environment. Notwithstanding the increase in the average balance of short-term investments, interest income on these investments declined by $37 thousand as the Federal Reserve lowered the fed funds target rate by approximately 200 basis points over the two quarterly periods. This decrease in the fed funds target rate had a corresponding effect on the interest earned on the Company's short-term investments, because the interest earned on these assets is closely tied to the target fed funds rate. Short-term investments are primarily comprised of federal funds sold and interest-earning balances at the Federal Reserve Bank of Boston.

      The provision for loan losses for the quarter ended June 30, 2009 totaled $50 thousand compared to a provision for loan losses of $200 thousand during the

                                  (continued)

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CENTRAL BANCORP, INC.
PAGE 3 OF 6

quarter ended June 30, 2008, the prior period's provision being primarily attributable to one borrowing relationship. The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio. In determining the appropriate level of the allowance for loan losses, the Company considers, among other things, past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, changes in staff depth and experience, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans. Management evaluates the level of the loan loss reserve on a regular basis and considered the allowance for loan losses to be adequate during the quarter ended June 30, 2009. However, management's ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic market area conditions or other factors.

      As previously mentioned, non-interest income increased by $106 thousand, from $428 thousand during the quarter ended June 30, 2008 to $534 thousand during the quarter ended June 30, 2009. This increase was primarily due to a $136 thousand increase in gains on the sale of loans due to increased loan origination and sale activity during the 2009 period.

      The effective income tax rate for the quarter ended June 30, 2009 was 27.3%, compared to an effective income tax rate of 26.4% for the same quarter of 2008.

      Total assets were $560.1 million at June 30, 2009 compared to $575.8 million at March 31, 2009, which is a decrease of $15.7 million. Generally, management utilized excess cash and short-term investments, as well as loan repayment, investment maturity and repayment proceeds, to fund certain maturing deposits and borrowings. During the quarter ended June 30, 2009, cash on hand decreased by $2.0 million, short-term investments decreased by $7.9 million, and investment securities decreased by $2.5 million. Total loans decreased by $2.2 million as commercial real estate loans decreased by $7.9 million and construction loans declined by $3.8 million as management de-emphasized these types of lending as a result of the current market environment. Residential and home equity loans increased by $9.4 million, from $193.9 million at March 31, 2009 to $203.3 million at June 30, 2009 due to management's increased emphasis on this type of lending. Commercial and industrial loans increased slightly, from $4.8 million at March 31, 2009 to $5.0 million at June 30, 2009. Deposits

                                  (continued)

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CENTRAL BANCORP, INC.
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decreased by $15.3 million due to a decrease in certificates of deposit of $19.8 million, partially offset by a net increase in core deposits of $4.5 million. FHLB advances decreased by $3.0 million to $141.6 million at June 30, 2009 from $144.6 million at March 31, 2009 as a maturing advance was not renewed but was instead funded with available cash.

      The net increase in stockholders' equity from $40.2 million at March 31, 2009 to $41.8 million at June 30, 2009 is primarily the result of a $1.3 million decrease in accumulated other comprehensive loss resulting from net increases in the market values of available for sale securities, net income of $298 thousand, and $172 thousand related to the allocation of Company common stock to participants in the Company's employee stock ownership plan.

      The Company's and the Bank's capital ratios were as follows:


                                        ------------------------------------------------
                                                                              REGULATORY
                                                                              THRESHOLD
                                                                               FOR WELL
                                        June 30, 2009     March 31, 2009     CAPITALIZED
                                        -------------     --------------     -----------
Central Bancorp:
Tier 1 Leverage                              8.01%            7.77%             5.0%
Tier 1 Risk-Based Ratio                     12.30%           11.56%             6.0%
Total Risk-Based Ratio                      13.14%           12.41%            10.0%

Central Co-operative Bank:
Tier 1 Leverage                              6.87%            6.61%             5.0%
Tier 1 Risk-Based Ratio                     10.52%            9.84%             6.0%
Total Risk-Based Ratio                      11.36%           10.69%            10.0%

      At June 30, 2009, non-performing assets totaled $8.3 million, or 1.49% of total assets, as compared to non-performing assets of $7.8 million, or 1.35% of total assets, at March 31, 2009. While bankruptcy filings continue to extend the time required to resolve some non-performing loans, management continues to work with borrowers and bankruptcy trustees to resolve these situations as soon as possible. Management currently believes that there are adequate reserves and collateral securing non-performing loans to cover losses that may result from these loans. However, management's ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic

                                  (continued)

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CENTRAL BANCORP, INC.
PAGE 5 OF 6

market area conditions or other factors. Other real estate owned, which represents four properties recorded at fair value less estimated selling costs, totaled $3.1 million, or 0.55% of total assets, at June 30, 2009, compared to $3.0 million at March 31, 2009.

      Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

                           (See accompanying tables.)

      This press release, as well as other written communications made from time to time by Central Bancorp, Inc. and Central Co-operative Bank, and oral communications made from time to time by authorized officers of the Company and Bank, may contain statements relating to the future results of the Company (including certain projections, such as earnings projections, necessary tax provisions, and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements may be identified by the use of such words as "intend," "believe," "expect," "should," "planned," "estimated" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company's ability to predict future results is inherently uncertain and the Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. These factors include, among others, changes in market interest rates and general and regional economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Additional factors that may affect our results are discussed under "Item 1A Risk Factors" in the Company's Quarterly Reports on Form 10-Q and in its Annual Report on Form 10-K, each filed with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website (www.sec.gov) and to which reference is hereby made. These factors should be
 -----------
considered in evaluating the forward-looking statements. Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of those documents. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Except to the extent required by applicable law or regulation, the Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

                                  (continued)

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CENTRAL BANCORP, INC.
PAGE 6 of 6

                              CENTRAL BANCORP, INC.
                           CONSOLIDATED OPERATING DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                          Quarter Ended
                                                              June 30,
                                                       --------------------
                                                        2009          2008
                                                       --------------------
                                                            (Unaudited)

Net interest and dividend income                       $3,848        $3,925
Provision for loan losses                                  50           200
Net loss from sales or write-downs of
  investment securities                                    --           (29)
Gains on sales of loans                                   149            13
Other non-interest income                                 385           444
Non-interest expenses                                   3,922        (3,608)
                                                       ------        ------
  Income before taxes                                     410           545
Provision for income taxes                                112           144
                                                       ------        ------
  Net income                                           $  298        $  401
                                                       ======        ======
  Net income available to common shareholders          $  145        $  401
                                                       ======        ======
Earnings per common share:
  Basic                                                $ 0.10        $ 0.29
                                                       ======        ======
  Diluted                                              $ 0.10        $ 0.29
                                                       ======        ======
Weighted average number of shares outstanding:
  Basic                                                 1,446         1,386
                                                       ======        ======
  Diluted                                               1,450         1,386
                                                       ======        ======
  Outstanding shares, end of period                     1,640         1,640
                                                       ======        ======

                         CONSOLIDATED BALANCE SHEET DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                JUNE 30,     March 31,
                                                  2009          2009
                                                ----------------------
                                                     (Unaudited)
Total assets                                   $560,108      $575,827
Short-term investments                           29,463        37,323
Total investments                                42,786        45,309
Total loans (1)                                 461,710       463,878
Allowance for loan losses                         3,064         3,191
Other real estate owned                           3,063         2,986
Deposits                                        359,745       375,074
Borrowings                                      143,579       145,597
Subordinated debentures                          11,341        11,341
Stockholders' equity                             41,789        40,239
Book value per common share                       19.69         18.76
Book equity to assets                              7.46%        6.99%
Non-performing assets to total assets              1.49         1.35

(1) Includes loans held for sale of $3,735 and $3,208 at June 30,
    (2009) and March 31, 2009, respectively.

                            SELECTED FINANCIAL RATIOS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        Quarter Ended
                                           June 30,
                                        --------------
                                        2009     2008
                                        --------------
                                          (Unaudited)
Return on average assets                0.21%    0.28%
Return on average equity                2.90     4.14
Interest rate spread                    2.52     2.51
Net interest margin                     2.83     2.88